CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Advisor Managed Portfolios on Form N‐14 of our report dated May 30, 2023, relating to the financial statements and financial highlights of CornerCap Fundametrics® Large‐Cap ETF, formerly a series of Trust for Advised Portfolios, for the year ended March 31, 2023, and to the references to our firm under the headings “Financial Highlights Summary”, “Other Service Providers”, “Experts”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Information Statement/Prospectus.

/s/Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania December 18, 2023

C O H E N & C O M P A N Y , L T D .
800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board